EXHIBIT 99

FOR MORE INFORMATION CONTACT: David W. Heeter, President and CEO 765-747-2880	FOR IMMEDIATE RELEASE: February 20, 2007
MutualFirst Financial, Inc. DECLARES CASH DIVIDEND

             MUNCIE, INDIANA - MutualFirst Financial, Inc. (NASDAQ:MFSF), the

holding company of Mutual Federal Savings Bank, has announced that the Company will pay a cash dividend of $ .15 per share for the first quarter of 2007. The dividend will be payable on March 23, 2007 to shareholders of record on March 9, 2007.

             Mutual Federal Savings Bank primarily serves Delaware, Randolph, Kosciusko,

Grant, and Wabash Counties in Indiana. The Bank exceeds all applicable regulatory capital requirements. The Company had $961 million in assets and $88 million in total equity as of December 31, 2006. The Company's stock is traded on the NASDAQ

National Market under the symbol "MFSF".